The Committee of Concerned Luby's Shareholders, P.O. 6983, Tyler,
                   Texas 75711, 800/657-2286
           E-mail: Information@LubysShareholders.org

                   PLEASE VOTE THE BLUE PROXY


WHAT IS THE BOD'S UNDERSTANDING OF THE CONCEPT OF ACCOUNTABILITY?

     According to the Compensation Committee Report, Luby's recently entered into a separation agreement in principle whereby Luby's is to pay Parker "$473,540 in cash, transfer title to the automobile and personal computer furnished by the Company for Mr. Parker's use and forgive indebtedness owed by Mr. Parker to the Company in the amount of approximately $127,000."

     Unless the BOD speaks, certain material questions will remain unanswered. Why was a person with Parker's background hired in the first place? How and in what manner did the BOD monitor the programs implemented by Parker? Why did the BOD extend Parker's employment agreement after observing the results he produced? Why did the BOD authorize any separation compensation? Did the BOD consider any message it might be sending to employees of Luby's by providing Parker with discretionary base salary increases and bonus compensation "based upon his performance" while removing Unit Management incentives?

           GROSS IS GREAT, BUT NET IS WHERE IT'S AT!

     During late May through early August 2000, Luby's implemented a price reduction program --- "bundled meals" --- with questionable testing of the marketing strategy. (See, our
Proxy Statement, page 6.)   At that time, Luby's described the
program's ultimate financial impact as "uncertain."
     On December 12, 2000, Luby's announced a Q1 NET LOSS of $2.0 million (vs. Q1 2000 net income of $6.2 million) and "same-store sales were down 6.8% compared to the same period in the prior year." (While conceding the obvious, outsourced food "did have a negative impact on the perception of our customers" and this quarter had "very disappointing results" which are "completely unacceptable," the BOD failed to recognize any responsibility for the results of its decisions.)
     Now, Luby's is supplementing the "bundled meals" program with some 2-for-1 coupon programs. Are customer counts being driven at the cost of profitability?
     After questionable testing and in spite of then expected "uncertain" financial results, Luby's continues to stay-the-course. The Committee feels that discount marketing should be eliminated as customers will pay a fair price for a quality product. Hopefully, a return to net profits would follow.

         HOW MUCH "EXCITEMENT" CAN SHAREHOLDERS AFFORD?

     Luby's recently claimed that it is making some "exciting" changes. In prior Annual Reports, the BOD told Shareholders, "Luby's is making a concerted, system-wide commitment to change
 ...." (1998) and "We've changed ... how we do many things"
(1999). We know the financial results of those prior changes. The market price of Luby's common stock recently hit a multi-year low.
     Now, we have a preview of the financial results of the recent "exciting" changes. Also, we have some indication of how truly "exciting" the changes will be for Shareholder value.
     In the Committee's opinion, the BOD has been too generous in dispensing Shareholders' assets to former officers and customers. Further, the recent history of Luby's does NOT suggest that Luby's is a well-managed company whose affairs are overseen by an effective BOD. Shareholders cannot afford to continue a "wait-and-see" attitude.

              THE COMMITTEE'S INDEPENDENT NOMINEES

     If  elected, the Committee's nominees, Elisse Jones Freeman,
Les Greenberg and Tom Palmer, would:

                    strive to make much better efforts than were previously made by the BOD in the selection of a new CEO.
                    make efforts to stop the ineffective "bundled meals" and other discount pricing programs.
                    be truly independent --- not selected by the incumbent members of the BOD or Luby's --- and only beholding to the Shareholders.
                    encourage the BOD to adopt a policy of inviting constructive criticism from Shareholders, customers, employees and former employees.


                   PLEASE VOTE THE BLUE PROXY.

               YOUR VOTE CAN MAKE THE DIFFERENCE.

                    THE COMMITTEE THANKS YOU.